Exhibit 99.1

Press Release www.shire.com

Susan Kilsby to succeed Matthew Emmens as Chairman of Shire

Dublin, Ireland – January 23, 2014 – Shire plc (LSE: SHP, NASDAQ: SHPG) today announces that Matthew Emmens will retire as Non-Executive Chairman and Susan Kilsby, Chairman of Shire’s Audit, Compliance & Risk Committee will succeed him after the conclusion of Shire’s AGM on 29 April 2014.

Matt joined the company as Chief Executive in 2003 and became Chairman of Shire in 2008.  During his more than ten year tenure at Shire, the Company has grown substantially, and now has a broad-based portfolio of products for specialist and rare conditions marketed around the world as well as a diverse and valuable pipeline of treatments in development.

Susan Kilsby joined the Shire Board as a Non-Executive Director in September 2011 following a distinguished global career in investment banking.  In May 2013 she was appointed Chairman of Shire’s Audit, Compliance & Risk Committee.

Upon becoming Chairman of the Board, Susan will step down as Chairman of Shire’s Audit, Compliance & Risk Committee. At that time, Dominic Blakemore will become Chairman of that Committee.

It is also announced that Susan will become a member of Shire’s Nomination Committee with effect from 1 February 2014.

David Kappler, Deputy Chairman, Senior Independent Non-Executive Director and Chairman of Shire’s Nomination Committee said:

“On behalf of all the Board, I would like to thank Matt Emmens for his many contributions to Shire during the last decade.  Susan will build on the strong current Board dynamics and will make an excellent Chairman.”

Matthew Emmens, Shire Chairman commented:

“I have thoroughly enjoyed my ten-plus years with Shire.  The Company has developed so much during this time and it continues to thrive and grow.  Having worked with Susan on the Board over the past few years I believe she is the ideal Chairman for Shire as the Company embarks on another new era of growth.”

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Mann	jmann@shire.com	+44 1256 894 280
Gwen Fisher	gfisher@shire.com	+1 484 595 9836

NOTES TO EDITORS

Susan is also a Non-Executive Director of BBA Aviation plc, Coca-Cola HBC AG and Green Mountain Coffee Roasters Inc. Susan has served as a part-time Senior Advisor to Credit Suisse Group AG since 2009 and this role will conclude when she becomes Chairman.

Earlier in her career, during her more than 30 years at Credit Suisse, she served as Chairman of Mergers & Acquisitions, EMEA and Vice Chairman of the European Investment Banking Committee, and also led the European Consumer, Retail & Services Investment Banking Group. Her career in global investment banking also includes senior positions with Barclays de Zoete Wedd, Bankers Trust and The First Boston Corporation.

She serves as the International Regional Chair of the Committee of 200 and was a founding Member of the Competitor Diversity Forum. She is a Visiting Fellow of the Cass Business School and is Chairman of the M&A Research Centre at Cass. Susan also serves on the Advisory Board of the Yale School of Management and is a Member of the Business Leadership Council of Wellesley College.

An American national with UK citizenship, Susan gained her first degree in Economics at Wellesley College and her MBA at Yale School of Management.  She has homes in the US and in Europe.

About Shire

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com